Exhibit 99

Robert E. Swanson Chairman

August 1, 2008

TO:    Shareholders of:
Ridgewood Electric Power Trust V
The Ridgewood Power Growth Fund
Ridgewood/Egypt Fund

RE:    Sale of the Ridgewood Egypt Business

The purpose of this letter is to provide investors in Power Trust V, the Growth Fund, and the Ridgewood/Egypt Fund with an update on the pending sale of the Ridgewood Egypt water desalination business and to summarize some of my views on the sale.  The Ridgewood Egypt business was paid for and owned 14.1% by Power Trust V, 68.1% by the Growth Fund, and 17.8% by the Ridgewood/Egypt Fund, and the proceeds of the pending sale will go to the Funds in those same percentages.

On October 24, 2007, I sent a lengthy letter describing our intention to sell the Ridgewood Egypt business.  On January 23, 2008, I gave a brief progress report with respect to that sale.  On June 24, 2008, I sent a letter informing you that we had filed a Form 8-K with the Securities Exchange Commission (SEC), having signed a sale and purchase agreement with respect to the business and stating that the Consent Solicitation document—requesting your approval of the sale—would be forthcoming once it had been reviewed by the SEC.

In order for the sale to be finalized, holders of a majority of shares in each of the three participating Funds—Trust V, the Growth Fund, and the Ridgewood/Egypt Fund—must approve the sale.

We are now in the final stages of preparing the Consent Solicitation and anticipate sending it to the SEC for their review very shortly. As soon as it has cleared SEC review, we will be sending the Consent Solicitation to you via Federal Express. IF YOU HAVE INVESTMENTS IN MORE THAN ONE OF THE FUNDS PARTICIPATING IN THE SALE, YOU WILL RECEIVE SEPARATE CONSENT SOLICITATIONS FOR EACH INVESTMENT. It is important that you send in EACH solicitation, as EACH of the three Funds must approve the transaction in order for us to proceed to closing. A failure to submit your consent card will have the same effect as not approving the transaction.  If we do not get a majority approval for the sale in any one Fund, the sale cannot be completed.

The sale must also be approved by the Investment Authority of the Egyptian Government.  The Egyptian Investment Authority will not consider approving the sale until the three Ridgewood Renewable Power Funds have first approved the sale.  The staff of Ridgewood Renewable Power, as well as our Egyptian attorneys, believe that the Egyptian Investment Authority is more likely to approve this sale because the purchaser is a prominent Egyptian business, rather than a non-Egyptian purchaser.

HISTORY OF THE RIDGEWOOD EGYPT INVESTMENT

We first began investing in the Egypt water business in 1999 and, collectively, Trust V, the Growth Fund, and the Ridgewood Egypt Fund have invested a total of $35.3 million in it (in the proportions described above).

Since the time of our investments, the Egypt business has faced two major setbacks outside our control: (1) a significant devaluation of the Egyptian currency; and (2) a major blow to the worldwide tourism industry—particularly the Red Sea tourist business served by our water plants—resulting from the September 11, 2001 terrorist attacks (and subsequent attacks, including a 2006 terrorist attack on a nearby Red Sea resort).

Despite these two major setbacks, we have, through great effort, managed to rebuild and even grow the underlying business so that today, we are in a position, pending investor approval, to sell it and recoup approximately 78 cents on each dollar we invested.  In light of the adverse circumstances faced by this investment, we believe that this is a very favorable result, which is why we pursued this sale and are seeking your approval for it.

As my previous letters have stated, we believe that our Ridgewood Egypt desalination business is the premier private water company to the Red Sea tourist industry.  The difficulty for the Funds, as the ultimate owners of the business, is that as our customers expand their existing hotels and build new hotels, we must either expand our water desalination capacity to meet their growing needs, or else lose them as customers.  To date, no distributions from the Egypt business have been made to shareholders of the respective Funds because the business’s cash flow had to be retained by the business to meet expenses and to fuel this necessary expansion.

We believe that the Ridgewood Egypt business currently has a significant competitive advantage and a valuable franchise in Egypt.  However, if we are unable to meet our customers’ growing needs, we will likely lose that valuable franchise.  We estimate that it will take many millions of dollars of new capital over the next 2 to 3 years to expand the business in order to maintain this franchise, however the Ridgewood Funds are not in a position to invest that new capital.  This is why we believe now is the right time to sell the business.  The franchise we built is very strong, and a well-financed buyer would be well-positioned to leverage that franchise through the addition of needed growth capital, which is why we are able to receive what we think is a very attractive price for the business.

While we have worked hard—and largely succeeded—in building a strong franchise within the Egyptian tourist industry in the face of remarkable adversity, there is no escaping the negative impact that the devaluation of the Egyptian pound relative to the US dollar has had on this investment.  In March 2000, for instance, the exchange rate between the Egyptian pound and US dollar was approximately 3.4 Egyptian pounds to $1.  As of June 30, 2008, the exchange rate was approximately 5.3 Egyptian pounds to $1.  All things being equal, just due to the currency devaluation, whereas in March 2000 we could buy 345 Egyptian pounds with $100, today, when we sell the Egyptian asset and are to receive dollars, 345 Egyptian pounds is worth only about $65.  Needless to say, the devaluation of the Egyptian currency since the time we made our capital investment has had a negative impact on the investment in Egypt.  Fortunately, while the businesses suffered from significant currency devaluation, plus the much greater harm that various terrorist attacks had on the Egyptian tourist business, we were subsequently able to grow the value of the underlying assets.

THE STRUCTURE OF THE RIDGEWOOD EGYPT SALE FOR $27.5 MILLION

The sale price of the Ridgewood Egypt business is $27.5 million.  This entire amount was placed in escrow by the purchaser, Horus Private Equity Fund III LP, a $585 million investment fund managed by EFG-Hermes Private Equity, the largest private equity firm in Egypt.  Ridgewood believes that the sale is very favorable not only because of the attractive purchase price, but also because we have the added advantage of there being no significant contingencies, representations or warranties by the sellers (the Funds) that survive the closing.  Therefore, once we close, the purchasers have no meaningful future claims against the selling Funds.

Another favorable aspect of this transaction, in my opinion, is that Horus is a motivated purchaser.  Not only did Horus agree to purchase the Egyptian water business, but also on June 12, 2008 (the day they funded the escrow agreement for the full purchase price), Horus made a $2 million loan to the business so that the Ridgewood Egypt business could continue its water desalination expansion activities while this transaction was moving forward.  If for some reason this transaction does not close, the loan does not accelerate and Horus is repaid their loan over a 21-month period.  We believe that a private equity fund would not make such a loan unless it planned to proceed to the closing in good faith.

WHAT THE SALE MEANS TO OUR INVESTORS

The tables below present the estimated net proceeds per Fund, as well as per Investor Share, of the sale proceeds after deducting estimated transaction costs.  The proceeds of the sale of the Ridgewood Egypt business are being allocated in the exact proportions as the respective Funds owned the assets.

	Trust V	Growth Fund	Egypt Fund
Allocation of proceeds	14.1%	68.1%	17.8%

Estimated net proceeds to the Fund (after est. transaction costs)	$3,683,766	$17,791,806	$4,650,428

Ridgewood Renewable Power, as the manager of the Funds, will not receive any of the proceeds of this sale under the post-payout profit sharing provisions of the Funds' Trust agreements as a result of this sale, since none of these Funds will have yet reached payout.

On a PER $100,000 INVESTOR SHARE basis, the summary for each Fund is as follows:

	Trust V	Growth Fund	Egypt Fund
Cumulative distributions to date (including tax credits)	$64,406	$39,716	$0

Estimated net proceeds per Investor Share from Egypt Sale	$3,909	$26,760	$68,549

Remaining assets currently being offered for sale:
1. Penobscot and Eastport wood- burning biomass plants	50% of Ridgewood Funds’ Interest (shared with Trust IV)	No Interest	No Interest
2. Maine hydroelectric plants	50% of Ridgewood Funds’ Interest (shared with Trust IV)	No Interest	No Interest
3. U.S. hydroelectric plants	29.2%	70.8%	No Interest

As the chart shows, the Ridgewood/Egypt Fund has no other assets.  Trust V and the Growth Fund have additional assets which are currently being marketed.  Ridgewood is not allowed to discuss the potential value of these remaining assets, but once a definitive contract to sell the respective assets has been signed, Ridgewood will inform the shareholders of the respective Funds and will file an 8-K with the SEC.

Please be aware, of course, that the Funds will still need cash to continue Fund operations and otherwise handle wind-up activities following a sale of the Egypt business, and the figures shown in the table are not reduced to reflect those Fund expenses.  While we anticipate that, upon receipt of the escrow amounts, a portion of the amount above will be distributed to shareholders, the amount of that first distribution has not yet been determined, as it will depend on a variety of factors existing at that time, including, for Growth Fund and Trust V, the status of the sale of other operating assets.

We recognize that this sale does not generate a substantial distribution to Trust V shareholders, however your consent is still critical. As we have previously discussed, we are attempting to sell all the assets of the three Funds. The sooner we do so, the sooner we can shut down the Funds, which will free up deferred tax deductions as well as reduce the administrative costs associated with your investment. For Trust V and the Growth Fund, the sale of the Egypt business is hopefully the first step in a process of additional sales.

IN SUMMARY

I believe that the sale of the Ridgewood Egypt business is a win-win for both the Ridgewood Funds and for Horus, the purchaser.  We have done a great deal of work rebuilding this business subsequent to the 9/11 damage to the business.  After 9/11, the Ridgewood Egypt business had relatively little market value because the damage to Red Sea tourism made it difficult for many of our hotel customers to purchase and pay for our water.  Zaki Girges, our Egypt General Manager, has done a remarkable job of bootstrapping the recovery of the business.  Not only does the business have its current value, but we are being paid a fair price by Horus because, by investing additional capital, they are in a position to capitalize on the business’s substantial growth opportunities.

I apologize for the fact that the Egypt business did not make a profit, and instead, will result in a moderate loss.  In late 2001 and 2002, the Egypt business had very little value.  Rather than give up on it, we stuck with it and rebuilt value over the past seven years.  Ridgewood’s corporate culture is to not give up when circumstances are difficult.  While the sale represents a loss from our initial investment, given the devaluation of the Egyptian pound and the dramatic setback of the business after 9/11, Ridgewood Renewable Power believes the price is a fair price as compared to the alternative strategies of continuing to hold the Egyptian business or pursuing other financing strategies.

We believe that selling the business is also the strategy that provides the quickest opportunity for liquidity for Ridgewood Fund investors, since we believe that, under other alternatives (including continuing to hold the Egyptian business) a significant portion of the net cash the business generates in the foreseeable future would need to be reinvested in expansion.

This letter is by no means a substitute for a careful reading of the consent document we will be distributing to you. You should carefully read the Consent Solicitation before filling out and completing its accompanying consent form indicating whether you approve or disapprove of the sale of the Ridgewood Egypt Business.

Except for historical information, Ridgewood Renewable Power has made statements in this letter that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties.  Forward-looking statements include statements made regarding events, financial trends, future operating results, financial position, cash flows and other general information concerning possible or assumed future results of operations of the Ridgewood Renewable Power Funds.  You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates.  Actual results may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse.  Finally, such statements reflect the Fund’s current views.  The Fund undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the sale of assets of the Funds’ Egypt operations.   Since the sale of the Egypt operations owned in part by Ridgewood Electric Power Trust V and The Ridgewood Power Growth Fund requiring the approval of the shareholders of these Funds, the Fund(s) will file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement to be used by the Fund(s) to solicit the approval of its shareholders for such transaction. You are urged to read the proxy statement regarding the transaction, if and when it becomes available, and any other relevant documents filed by the Fund(s) with the SEC, as well as any amendments or supplements to such a proxy statement, because they will contain important information. You can obtain free copies of any such materials (including any proxy statement) filed by the Fund(s) with the SEC, as well as other filings containing information about the Fund(s) at the SEC’s Internet Site (http://www.sec.gov). The Fund(s) will also provide copies of any such proxy statement and other information filed with the SEC to any shareholder, at the actual cost of reproduction, upon written request to Dan Gulino, General Counsel, or via telephone at (201) 447-9000.

Participants in Solicitation

The Funds and their executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies or consents from the Funds’ shareholders with respect to the sale of assets of the Funds’ Egypt operations.  Information regarding the officers and directors of the Funds, including direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in a definitive proxy statement that will be filed with the in the event such a transaction requiring shareholder approval were to occur.